EXHIBIT 4.1

FOURTH AMENDMENT TO RIGHTS AGREEMENT

THIS FOURTH AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of this 31st day of July, 2008 by and between Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).

WHEREAS, the Company entered into that certain Rights Agreement with Registrar and Transfer Company, the Rights Agent’s predecessor-in-interest, dated August 1, 1997, as subsequently amended (the “Rights Agreement”);

WHEREAS, the Company wishes to amend the Rights Agreement as set forth herein and in accordance with Section 27 thereof; and

WHEREAS, the Board of Directors of the Company authorized and approved this amendment on July 1, 2008;

NOW, THEREFORE, in consideration of the foregoing and of other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Section 7 of the Rights Agreement is hereby amended by deleting the date “August 1, 2008” set forth therein and inserting “August 1, 2009” in lieu thereof.

2.	The Form of Rights Certificate attached to the Rights Agreement as Exhibit B is hereby amended by deleting all references to the date “August 1, 2008” set forth therein and inserting “August 1, 2009” in lieu thereof.

3.	The Rights Agreement, as amended by this Amendment, shall remain in full force and effect.

4.	This Amendment may be executed in two or more counterparts, each of which shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

NABI BIOPHARMACEUTICALS

By:	/s/ Raafat E.F. Fahim, Ph.D.
Name:	Raafat E.F. Fahim, Ph.D.
Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President